UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 5, 2020

MGM Growth Properties LLC
MGM Growth Properties Operating Partnership LP
(Exact name of registrant as specified in its charter)

DELAWARE (MGM Growth Properties LLC)	001-37733	47-5513237
DELAWARE (MGM Growth Properties Operating Partnership LP)	333-215571	81-1162318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1980 Festival Plaza Drive, Suite #750, Las Vegas, NV 89135
(Address of principal executive offices – Zip Code)
(702)
669-1480
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Shares of MGM Growth Properties LLC, No Par Value	MGP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule
12b-2
of the Securities Exchange Act of 1934 (17 CFR §
240.12b-2).

MGM Growth Properties LLC	☐
MGM Growth Properties Operating Partnership LP	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

MGM Growth Properties LLC	☐
MGM Growth Properties Operating Partnership LP	☐

Item 1.01	Entry into a Material Definitive Agreement.
On June 5, 2020, MGM Growth Properties Operating Partnership LP (the “Issuer” or “Operating Partnership”) and MGP Finance
Co-Issuer,
Inc. (the
“Co-Issuer”
and together with the Issuer, the “Issuers”), consolidated subsidiaries of MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), issued $800 million in aggregate principal amount of 4.625% senior notes due 2025 (the “notes”) under an indenture dated as of June 5, 2020 (the “Indenture”), among the Issuers, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee. The notes were sold in the United States only to accredited investors pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to
non-U.S.
persons in accordance with Regulation S under the Securities Act.
The Issuers plan to use the net proceeds of the offering to repay $790 million of drawings under the Operating Partnership’s revolving credit facility, which drawings were primarily related to improving the Company’s liquidity position in light of the
COVID-19
pandemic and the redemption of $700 million of the Operating Partnership units held by MGM Resorts International (“MGM”).
The notes will mature on June 15, 2025. The Issuers will pay interest on the notes on June 15 and December 15 of each year, commencing on December 15, 2020. Interest on the notes will accrue at a rate of 4.625% per annum and be payable in cash.
The notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Issuer’s existing and future direct and indirect wholly owned material domestic subsidiaries that guarantees the Issuer’s senior credit agreement or any other material capital markets indebtedness, other than certain excluded subsidiaries. The notes will also not be guaranteed by or be the obligations of the Company, MGM, MGM Growth Properties OP GP LLC, MGM’s other subsidiaries or, unless and until the Issuer obtains approval of the New York State Gaming Commission, MGP Yonkers Realty Sub, LLC and YRL Associates L.P.
The Issuers may redeem all or part of the notes at a redemption price equal to 100% of the principal amount of the notes plus, to the extent the Issuers are redeeming notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest.
The Indenture contains customary covenants that will limit the Issuers’ ability and, in certain instances, the ability of the Issuers’ subsidiaries, to borrow money, create liens on assets, make distributions and pay dividends on or redeem or repurchase stock, make certain types of investments, sell stock in certain subsidiaries, enter into agreements that restrict dividends or other payments from subsidiaries, enter into transactions with affiliates, issue guarantees of debt, and sell assets or merge with other companies. These limitations are subject to a number of important exceptions and qualifications set forth in the Indenture. A copy of the Indenture is filed herewith as Exhibit 4.1.
Events of default under the Indenture include, among others, the following with respect to the notes: default for 30 days in the payment when due of interest on the notes; default in payment when due of the principal of, or premium, if any, on the notes; failure to comply with certain covenants in the Indenture for 60 days upon the receipt of notice from the trustee or holders of 25% in aggregate principal amount of the notes of such series; acceleration or payment default of debt of the Issuers or a significant subsidiary thereof in excess of a specified amount that remains uncured for 30 days; certain events of bankruptcy or insolvency; and the master lease or the guaranty related thereto terminating or ceasing to be effective in certain circumstances. In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Issuers, all notes then outstanding will become due and payable immediately without further action or notice. If any other event of default occurs with respect to the notes, the trustee or holders of 25% in aggregate principal amount of the notes may declare all the notes to be due and payable immediately.
The description set forth above is qualified in its entirety by the full text of the Indenture filed herewith as Exhibit 4.1. This Current Report on Form
8-K
does not constitute an offer to sell or the solicitation of an offer to buy the notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 with respect to the Indenture is incorporated by reference into this Item 2.03.
Item 9.01	Financial Statements and Exhibits.
(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits:

Exhibit No.	Description
4.1
Indenture, dated as of June 5, 2020, among MGM Growth Properties Operating Partnership LP, MGP Finance Co-Issuer, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Growth Properties LLC

Date: June 5, 2020

	By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary

MGM Growth Properties Operating Partnership LP

Date: June 5, 2020

	By:	/s/ Andrew Hagopian III
	Name:	Andrew Hagopian III
	Title:	Secretary